As Filed with the Securities and Exchange Commission on June 25, 2004

Registration No. 333-111550

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-3* TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COTELLIGENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	7373	94-3173918
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

655 Montgomery Street, Suite 1000, San Francisco, California 94111

(415) 477-9900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

JAMES R. LAVELLE

Chairman of the Board and Chief Executive Officer

Cotelligent, Inc.

655 Montgomery Street, Suite 1000

San Francisco, California 94111

(415) 477-9900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

GREGORY C. HILL, ESQ

Locke Liddell & Sapp LLP

3400 Chase Tower

600 Travis Street

Houston, Texas 77002-3095

(713) 226-1200

Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after the effective time of this Registration Statement

If the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following bow.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

This post-effective amendment to the registration statement shall become effective upon order of the Commission pursuant to Section 8(c) of the Securities Act of 1933.

*	Filed as a Post-Effective Amendment No. 1 on Form S-3 to such Form S-4 Registration Statement pursuant to the provisions of Rule 401(e) and the procedure described therein. See “Introductory Statement Not Forming Part of the Prospectus.”

INTRODUCTORY STATEMENT NOT FORMING PART OF THE PROSPECTUS

Cotelligent, Inc., a Delaware corporation (“Cotelligent”, “we”, “our” or the “Company”), filed a Registration Statement on Form S-4 (No. 333-111550) (the “Registration Statement”) on February 4, 2004 relating to common stock to be issued in connection with the merger (the “Merger”) of On-Site Media, Inc., a Delaware corporation (“On-Site”), with and into Watchit Media USA, Inc., a Delaware corporation and wholly-owned subsidiary of Cotelligent (“Watchit Media”), which was consummated on March 2, 2004, including shares of common stock to be issued on exercise of warrants issued to On-Site shareholders as part of the merger consideration.

Pursuant to the merger agreement by and among Cotelligent, Watchit Media, On-Site and Certain of the Stockholders of On-Site, former holders of On-Site common stock ( “On-Site Common Stock”) elected to receive, in exchange for each issued and outstanding share of On-Site Common Stock, either (i) the equity election of 0.3107402973 equity units of Cotelligent which is comprised of 0.6214805946 shares of Cotelligent common stock, and 0.3107402973 warrant shares, or (ii) the cash/equity election of cash equal to $650,000 divided by the total number of shares of On-Site Common Stock making the cash/equity election, and the remaining equity units divided by the total number of shares of On-Site Common Stock making the cash/equity election.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SUBJECT TO COMPLETION, DATED 25, 2004

PROSPECTUS

COTELLIGENT, INC.

5,339,806 Shares of Common Stock

This prospectus relates to up to 5,339,806 shares of Cotelligent Common Stock, par value $0.01 per share, issuable upon exercise of currently outstanding warrants issued in connection with Merger of Watchit Media and On-Site (the “Warrants”).

The selling stockholders identified on pages 9-27 may from time to time offer all or a portion of shares covered by this prospectus through public or private transactions, on the OTC Bulletin Board or such other securities exchange on which our common stock is traded at the time of the sale. The selling stockholders may sell these shares of common stock at prevailing market prices or at privately negotiated prices either directly or through agents, broker dealers or otherwise. You may find more information concerning how the selling stockholders may sell these shares under the caption “Plan of Distribution.”

If all of the shares of our common stock issuable upon exercise of the Warrants and offered hereby are resold by the selling stockholders, we will receive aggregate gross proceeds of approximately $1.3 million. We are paying all of the expenses of registration incurred in connection with this offering, but the selling stockholders will pay all selling and other expenses.

Our common stock is quoted on the OTC Bulletin Board under the symbol “CGZT.OB”. On June 21, 2004, the last reported sale price of our common stock on the OTC Bulletin Board was $0.18 per shares.

Beginning on page 3, we have listed several “Risk Factors” which you should consider. You should read the entire prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy or accuracy of this prospectus and any representation to the contrary is a criminal offense.

The Date of this Prospectus is June 25, 2004

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC’s public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the public reference room. Our filings are also available over the Internet at the SEC’s website at http://www.sec.gov.

We filed with the SEC a Registration Statement on Form S-4 (together with all amendments, supplements, exhibits and schedules thereto, including this Post-Effective Amendment No. 1 on Form S-3, the “Registration Statement) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of our common stock issuable upon exercise of Warrants offered hereby. This prospectus does not contain all the information set forth in the Registration Statement, as certain items are omitted in accordance with the rules and regulations of the SEC. For further information pertaining to Cotelligent, On-Site, our common stock and the Warrants, reference is made to the Registration Statement. Statements contained herein regarding the contents of any agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. You can get a copy of the Registration Statement from the SEC at the address listed above or from its Internet site.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The documents we incorporate by reference are considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this incorporated information.

We incorporate by reference the documents listed below:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2003 (filed with the SEC on April 14, 2004);

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2004 (filed with the SEC on May 17, 2004);

•	Our current report on Form 8-K filed with the SEC on March 5, 2004, May 14, 2004, and June 14, 2004, and our current report on Form 8-K/A filed with the SEC on May 3, 2004; and

•	The description of our common stock set forth in our registration statement on Form S-1 filed on November 8, 1996, including any amendment or report filed for purposes of updating that description.

We also disclose information about us through current reports on Form 8-K that are furnished to the SEC to comply with Regulation FD. This information disclosed in these reports is not considered to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, is not subject to the liabilities of that section and is not incorporated by reference herein.

At your request, we will provide you with a free copy of any of these filings (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You may request copies by writing or telephoning us at:

Cotelligent, Inc.

655 Montgomery Street, Suite 1000

San Francisco, California 94111

Attn: Curtis Parker

(415) 477-9900

RISK FACTORS

You should consider carefully the following risk factors, along with the other information contained or incorporated by reference in this prospectus, in deciding whether to invest in our shares. These factors, among others, may cause actual results, events or performance to differ materially from those expressed in any forward-looking statements we make in this prospectus.

If we are unable to generate positive cash flow and return to profitability in the near term, we may exhaust our capital.

We have experienced a general reduction in demand for our services. At the same time, we have taken action to divest non-strategic operations and have used the cash proceeds from these divestitures to pay off debt obligations. As a result, we have had adequate working capital to fund our needs as we restructured the business. However, our business has incurred net losses and negative operating cash flows in each of the past three years and our working capital and available cash have also decreased in each of the past three years. For fiscal years ended December 31, 2003, 2002, and 2001, we reported net losses of $12.4 million, $8.7 million, and $23.5 million, respectively. Our cash resources are limited and if our business does not begin to generate revenue, a positive cash flow and return to profitability in the near term, our on-going liquidity and financial viability would be materially adversely affected and we may not be able to pursue our business strategy.

If the electronic business (“eBusiness”), mobile business (“mBusiness”) and Web services markets do not continue to develop, or if their development is delayed, our business could be harmed.

Our future revenues will depend on the development of the eBusiness, mBusiness and Web services markets. The failure of these markets to materialize, or a delay in the development of these markets, could seriously harm our business. Although there has been widespread adoption of the Internet, critical issues concerning the commercial use of the Internet, such as security, reliability, cost, accessibility and quality of service continue to evolve and unforeseen factors may negatively affect the growth of Internet use or the attractiveness of commerce and business communications over the Internet. The success of mBusiness depends on acceptance of wireless data applications for commercial use, the quality of telecommunications and availability of devices supporting wireless applications. Critical issues in the wireless industry include security, cost, accessibility and reliability of service, and further development of wireless technology standards.

If the narrowcasting market does not continue to develop, our business could be harmed.

Our ability to generate revenue in future periods will increasingly depend upon the market for narrowcasting services, solutions and products. There is a risk that the market for narrowcasting services, solutions and products will not materialize. Critical issues concerning the use of computer hardware and software platforms as well as other video equipment and media, their security, reliability, cost, accessibility and quality continue to evolve. The variability of these factors could materially affect our ability to compete in the market, resulting in an adverse effect on our consolidated financial position, results of operations and cash flows.

We have a limited operating history in the mBusiness and Web services markets.

The uncertainty of our future performance in these markets may impact our ability to market and sell mBusiness and Web services solutions to prospective clients, which would adversely affect our consolidated financial position, results of operations and cash flows.

We may make acquisitions, which if proven unsuccessful, could negatively affect our future profitability and growth.

We believe the economic landscape has created opportunity for us to invest in, or acquire businesses that have undergone severe downward pressure in revenues, profit, cash and stock price. We may not be able to identify, acquire or profitably manage additional businesses that we may invest in or acquire without substantial costs, delays or other problems. In addition, acquisitions may involve a number of special risks, including:

•	diversion of management’s attention;

•	failure to retain key acquired personnel; and

•	risks associated with unanticipated events, circumstances or legal liabilities.

In addition, if the acquired businesses have operating losses or negative operating cash flow, our ability to achieve positive cash flow and profitability, as well as our liquidity, could be adversely affected. Some or all of these risks could adversely affect our operations and financial performance. For example, client satisfaction or performance problems at a single acquired business could adversely affect our reputation and financial results. Further, any businesses acquired in the future may not achieve anticipated revenues and earnings and therefore negatively impact our consolidated financial position, results of operations and cash flows.

Our future growth and ability to differentiate Cotelligent from our competition is, in part, dependent upon our success in developing, marketing and selling our mobile management solution services.

We are marketing and selling mobile management solutions and services. Some of these efforts in the past year have not been successful. In addition, our resources in the mobile management solution area are limited. Nevertheless, we continue to focus on this business as we believe it represents significant opportunity. If we are not able to stay abreast of technical advancements in the market or deliver these solutions and services, our consolidated financial position, results of operations and cash flows could suffer.

Our software applications may not work as intended.

Part of our strategy is to provide synchronization and transfer of information between disparate systems, platforms and devices, and rapidly implement mobile business solutions. If our software products, including our JASware™ products and FastTrack™ framework, do not work as intended, we will be unable to provide these solutions to our clients and our consolidated financial position, results of operations and cash flows would be adversely affected.

We may need to invest heavily in research and development to keep our software applications viable.

We may need to invest heavily in research and development to keep our software applications and solutions viable in the rapidly changing markets in which we operate. This research and development effort may require significant resources and may not be successful. The investment of significant resources in research and development could adversely affect our liquidity. In addition, our business may be adversely affected if our investment does not result in the development of software applications and solutions that can be used in providing information technology (“IT”) solutions to our clients, resulting in an adverse impact on our consolidated financial position, results of operations and cash flows.

We may be unable to protect our proprietary technology.

Our success in providing mBusiness and Web services solutions depends, in part, upon our proprietary software applications and other intellectual property rights. We rely on a combination of trade secrets, nondisclosure, other contractual arrangements, copyright and trademark laws to protect our proprietary rights. We enter into confidentiality agreements with our employees, consultants and clients, and limit access to and distribution of our proprietary information. We cannot be certain that the steps we take in this regard will be adequate to deter misappropriation of our proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. In addition, although we believe that our services and products do not infringe on the intellectual property rights of others, infringement claims may be asserted against us in the future, and, if asserted, these infringement claims may be successful. A successful claim against us could materially adversely affect our business and consolidated financial position, results of operations and cash flows.

We may not be able to establish successful partnerships or strategic alliances, and partnerships and strategic alliances we do establish may not be successful.

Part of our strategy is to form partnerships and strategic alliances with entities that have complementary products, services or technologies which can help us provide complete IT solutions to our clients. Even if we identify suitable candidates, we may not be able to form partnerships or alliances on reasonable commercial terms. In addition, any partnerships or alliances we do establish may not complement our business or help us provide IT solutions to our clients. If we fail to establish successful partnerships or strategic alliances, our ability to provide clients with complete IT solutions could be adversely affected.

We are subject to rapid changes in technology and client preferences.

Our market is characterized by rapidly changing technology, changes in client requirements and preferences, frequent new product and service announcements, and evolving new industry standards and practices that could render our custom software development skills obsolete. Our success will depend, in part, on our ability to acquire or license leading technologies useful in our business; develop new software solutions and technology that address the increasingly sophisticated and varied needs of existing and prospective clients; and respond to technological advances and evolving industry standards and practices on a cost-effective and timely basis. Custom application software development for our clients entails significant technical, financial and business risks. To be successful, we must adapt to the rapidly changing market by continually improving the performance and reliability of software applications for our clients. We could also incur substantial costs to modify our software applications to adapt to these changes. Our consolidated financial position, results of operations and cash flows could be adversely affected if we incurred significant costs without adequate results.

We are subject to government regulation and legal uncertainties.

Our business may be affected by regulations and laws directly applicable to the Internet. The application of existing laws and regulations to us relating to issues such as user privacy, pricing, taxation, content regulation and quality of products and services can be unclear. In addition, we will also be subject to new laws and regulations directly applicable to our activities. Any existing or new legislation applicable to our business could reduce the rate of growth of the Internet, which could materially adversely affect our consolidated financial position, results of operations and cash flows.

Our clients may cancel or delay spending on IT solution initiatives because of the current economic climate.

Since the second half of 2000, many companies have experienced financial difficulties or uncertainty and have canceled or delayed spending on technology consulting initiatives as a result. Furthermore, the severe financial difficulties which many start-up Internet companies have experienced have further reduced the perceived urgency by larger companies to begin or continue technology initiatives. If large companies continue to cancel or delay their technology consulting initiatives because of the current economic climate, or for other reasons, our business and consolidated financial position, results of operations and cash flows could be adversely affected.

Our revenues and financial condition may be adversely affected by the loss of business from significant clients.

Our revenues are primarily derived from services provided in response to client requests or on an assignment-by-assignment basis. A significant portion of our revenues come from engagements, which are terminable at any time by our clients, generally without penalty. In addition, for the year ended December 31, 2003, our largest client, Kraft Foods, accounted for approximately 21% of our revenues, and our second largest client, third largest client and ten largest clients accounted for approximately 20%, 13% and 83%, respectively, of our revenues. Our clients may not continue to engage us for projects or use our services at historical levels, if at all. If we lose a major client or suffer a reduction in business, our revenues and financial condition may be adversely affected.

If we fail to continue to attract and retain qualified IT professionals, it could harm our business.

Our success depends upon our ability to attract, hire and retain technical consultants, software developers, software engineers and project managers who possess the necessary skills and experience to conduct our business. We continually identify, screen and retain qualified IT professionals to keep pace with client demand for rapidly evolving technologies and varying client needs. We compete for these professionals with our clients, other providers of software solutions and services, systems integrators, providers of outsourcing services, computer systems consultants and temporary staffing companies in a variety of industry segments. Competition for individuals with proven technical skills is intense. In the past, we have experienced difficulties in identifying and retaining qualified IT professionals and, in some instances, we were unable to meet requests for services. We cannot assure that qualified IT professionals will continue to be available to us in sufficient numbers.

Our success is dependent on our key management personnel.

Our operations are dependent on the continued efforts of our executive officers and senior management. In addition, we will likely depend on the senior management of any business we may merge with or acquire in the future. If any of these people are unable or unwilling to continue in his or her present role, or if we are unable to hire, train and integrate new management personnel effectively, our business and consolidated financial position, results of operations and cash flows could be adversely affected. We do not maintain key person life insurance on our Chief Executive Officer or other members of our senior management.

We face intense competition that could adversely affect our ability to generate revenue and profitability.

We compete with companies that seek to provide solutions to extend the functionality of a company’s enterprise IT system and those that provide mobility solutions. On any project, our competitors will depend, in part, on the industry and/or technology niche needed for the particular client’s business. Our competitors include local, regional and national software firms, IT consulting firms, system integration firms, professional service divisions of application software firms and the professional service groups of computer equipment companies. We may also compete with larger system integrators. Many of our competitors have greater technical, financial or marketing resources than we have. In addition, we intend to enter new markets and expand our solutions and services offerings through internal growth and acquisitions, and we expect to encounter additional competition from established companies in these areas. If we cannot compete effectively in our industry, our consolidated financial position, results of operations and cash flows could be adversely affected.

We do not have a credit facility in place as we operate from existing cash resources.

When we paid off our bank loan on June 30, 2000, our credit facility was terminated. Prior to June 30, 2000, we relied on our credit facility and positive cash flow to satisfy our liquidity needs. We have not secured additional financing and plan to continue operating using our existing cash resources and cash resources generated from the collection of our accounts receivable. Should we find ourselves in need of more cash, we would have to seek financing and might, as a result, have a short-term liquidity problem. Additionally, we may not be successful in securing financing, or if successful, the terms may not be advantageous to us.

We face potential liability due to the project nature of our business which often requires our IT professionals to work at our clients’ place of business.

Our IT professionals are often deployed in the workplace of other businesses. As a result of this activity, we could be subject to possible claims of discrimination and harassment, employment of illegal aliens or other similar claims. These types of claims could result in negative publicity for us and money damages or fines. Although we have not had any significant problems in this area, we could encounter these problems in the future.

We are also exposed to liability for actions of our IT professionals while on assignment, including damages caused by employee errors, misuse of client-proprietary information or theft of client property. Because of the nature of our assignments and the related potential liability, we cannot assure that insurance we maintain, if continually available, will be sufficient in amount or scope to cover a loss.

We may not realize fully the cost savings and other benefits it expects to realize as a result of the merge with On-Site. This may adversely affect our earnings and financial condition.

Although we expect significant benefits to result from the Merger with On-Site, Cotelligent may not realize any of these anticipated benefits. The Merger involves the integration of two companies that have previously operated independently. The value of our common stock following consummation of the Merger may be affected by the degree of success in achieving the benefits expected to result from consummation of the Merger. Achieving these benefits will depend in part upon meeting the challenges inherent in the successful combination of two business enterprises and upon the possible resulting diversion of management attention for an extended period of time. Challenges like these may not be met and may negatively impact our operations following the Merger. Delays encountered in the transition process could have a material adverse effect on our consolidated financial position, results of operations and cash flows.

Customer uncertainty related to the Merger with On-Site could harm the combined company.

Ours or On-Site’s customers may, in response to the consummation of the Merger, delay or defer purchasing decisions. Any delay or deferral in purchasing by ours or On-Site’s customers could adversely affect the consolidated financial position, results of operations and cash flows of the combined company.

The market price of our common stock may decline as a result of the Merger with On-Site.

The market price of our common stock could decline as a result of the Merger, based on the occurrence of a number of events, including:

•	the failure to successfully integrate On-Site into us; and

•	delays or failure in the integration of On-Site and our technology

We may not receive any proceeds from the exercise of the Warrants issued in connection with the acquisition of On-Site.

If all of the shares of our common stock issuable upon exercise of the Warrants and offered hereby are resold by the selling stockholders, we will receive aggregate gross proceeds of approximately $1.3 million. Given the historical share price and market for Cotelligent common stock, there is no way to know whether the Warrants will be in-the-money during the two years following the closing of the Merger. Consequently, we cannot predict whether the Warrants will be exercised prior to their expiration or whether any funds from their exercise will be made available to us at anytime in the future. Additionally, the exercise of Warrants will have dilutive effect on the holders of our common stock.

We may lose certain tax attributes as a result of the Merger.

At December 31, 2003, we had available net operating loss (NOL) carry-forwards of approximately $35.7 million. Under Section 382 of the Internal Revenue Code of 1986, as amended, the use of prior losses, including NOLs, is limited if a corporation undergoes an “ownership change.” The Merger, together with future issuances of equity interests by us or the exercise of outstanding Warrants or options to purchase our stock, may result in an ownership change that is large enough for this limitation to apply. If the limitation applies, we may be unable to use a material portion of its available NOL carry-forwards to reduce future taxable income.

FORWARD-LOOKING STATEMENTS

Certain statements included in this prospectus and in the documents that we have incorporated by reference that are not historical facts are intended to be “forward-looking statements.” Such forward-looking statements may include statements that relate to:

•	our business plans or strategies, and projected or anticipated benefits or other consequences of such plans or strategies;

•	our objectives;

•	projected and anticipated benefits from future or past acquisitions; and

•	projections involving anticipated capital expenditures or revenues, earnings or other aspects of capital projects or operating results.

Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate” or “believe” or similar language.

Forward-looking statements are not guarantees of future performance and all phases of our operations are subject to a number of uncertainties, risks and other influences, many of which are beyond our control. Any one of such influences, or a combination, could materially affect the results of our operations and the accuracy of the forward-looking statements that we make. Some important factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements are discussed under the caption “Risk Factors” beginning on page 3. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update our forward-looking statements.

USE OF PROCEEDS

If all of the shares of our common stock issuable upon exercise of the Warrants and offered hereby are resold by the selling stockholders, we will receive aggregate gross proceeds of approximately $1.3 million. We cannot be certain that any or all of the warrants will be exercised. We intend to use any such proceeds for working capital purposes.

SELLING STOCKHOLDERS

We are registering for resale shares of our common stock issuable upon exercise of the Warrants held by the stockholders identified below. The following table sets forth the names of the selling stockholders, the number of shares of Cotelligent Common Stock beneficially owned by the selling stockholders as of June 21, 2004 and the number of shares that may be offered pursuant to this prospectus.

This table is prepared based on information supplied to us by the selling stockholders and On-Site and assumes the sale of all of the resale shares. The number of shares beneficially owned by each selling stockholder is determined under the rules promulgated by the SEC, and is not necessarily indicative of beneficial ownership for any other purpose.

We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with any of the selling stockholders regarding the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the stockholders listed below.

The applicable percentages of ownership listed below are based on 24,861,625 shares of our common stock outstanding as of June 21, 2004.

Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Percentage of Outstanding Common Stock Beneficially Owned Prior to the Offering	Number of Securities Offered	Number of Shares Beneficially Owned After the Offering	Percentage of Outstanding Common Stock Beneficially Owned if all Offered Shares are Sold

Dean C. Acord & Lorraine J. Acord JTROS 8813 Robinson Ridge Las Vegas, NV 89117	93,222	0.4%	31,074	62,148	0.2%

Erin Almond & Steven Toth JTTEN 3113 Barbados Costa Mesa, CA 92626	74,577	0.3%	24,859	49,718	0.2%

Bernard C. Andrews 2108 Bay Hill Dr. Las Vegas, NV 89117	186,444	0.7%	62,148	124,296	0.5%

Philip J. Andrews 319 Diablo Road, Suite 222 Danville, CA 94526	9,321	0.0%	3,107	6,214	0.0%

Kathleen Andrews 953 Escondido Court Alamo, CA 94507	13,983	0.0%	4,661	9,322	0.0%

Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Percentage of Outstanding Common Stock Beneficially Owned Prior to the Offering	Number of Securities Offered	Number of Shares Beneficially Owned After the Offering	Percentage of Outstanding Common Stock Beneficially Owned if all Offered Shares are Sold

Stephen Antos & Pamela Antos JTROS 7773 Hawkstone Ave. Las Vegas, NV 89147	3,727	0.0%	1,242	2,485	0.0%

J. Sheldon Artz	93,222	0.4%	31,074	62,148	0.2%

Greg A. Ashby 3159 W. Buckeye Rd. Phoenix, AZ 85009	1,863	0.0%	621	1,242	0.0%

Gary Baldwin 3548 Florrie Ave Las Vegas, NV 89121	51,271	0.2%	17,090	34,181	0.1%

Kelly P. Barker PO Box 620411 Woodside, CA 94062	14,448	0.0%	4,816	9,632	0.0%

Eddie M. Bargar 45 Cluster #4 Billings, MT 59101	2,329	0.0%	776	1,553	0.0%

Brent Bell & Suzanne Bell JTTEN 2321 Timberline Way Las Vegas, NV 89117	18,643	0.1%	6,214	12,429	0.0%

Terry Bell 8937 Wild Creek Ct. Las Vegas, NV 89117	372,888	1.5%	124,296	248,592	1.0%

Terry Bell & Linda Bell TTEES 8937 Wild Creek Ct. Las Vegas, NV 89117	93,222	0.4%	31,074	62,148	0.2%

Christian J. Beres 3245 Barbuda Rd. Las Vegas, NV 89117	11,185	0.0%	3,728	7,457	0.0%

Brian D. Beres 3245 Barbuda Rd Las Vegas, NV 89117	9,321	0.0%	3,107	6,214	0.0%

James E. Beres Jr. 809 Yorkshire Irvine, CA 92620	9,321	0.0%	3,107	6,214	0.0%

Francillia Blanchard 1160 Morning Sun Way Las Vegas, NV 89110	174	0.0%	58	116	0.0%

Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Percentage of Outstanding Common Stock Beneficially Owned Prior to the Offering	Number of Securities Offered	Number of Shares Beneficially Owned After the Offering	Percentage of Outstanding Common Stock Beneficially Owned if all Offered Shares are Sold

Louis Anthony Blanchard c/o Michael E. O’Brien 1160 Morning Sun Way Las Vegas, NV 89110	174	0.0%	58	116	0.0%

Franc Bonatti 3950 E. Koval Lane #2153 Las Vegas, NV 89109	465	0.0%	155	310	0.0%

David Boyd 282 Ashley Ct. Billings, MT 59105	11,652	0.0%	3,884	7,768	0.0%

Harlan D. Braaten & Kay M. Braaten TTEE Braaten Family Revocable Trust DTD 06/16/94 9916 Fox Springs Dr. Las Vegas, NV 89117	186,444	0.6%	62,148	124,296	0.5%

Irwin I & VM Bronstein Revocable Trust 345 El Dorado Lane Las Vegas, NV 89123	442,747	1.8%	147,582	295,165	1.2%

Harvey Brown 3300 Winterhaven – Apt 127 Las Vegas, NV 89108	4,663	0.0%	1,554	3,109	0.0%

Michael Browning 36 Stone Crest Dr. Henderson, NV 89014	9,321	0.0%	3,107	6,214	0.0%

Kent L. Buckner 57350 Warren Way Yucca Valley, CA 92284	1,398	0.0%	466	932	0.0%

Cathy L. Burke 19361 Brookhurst St. #193 Huntington Beach, CA 92646	18,643	0.1%	6,214	12,429	0.0%

Gregory C. Burkett 1008 Seabury Hill Las Vegas, NV 89128	4,660	0.0%	1,553	3,107	0.0%

Casco Bay Group 5455 Perkins Road Bedford Hills, OH 44146	93,222	0.4%	31,074	62,148	0.3%

Steve Caria 5287 Blackhawk Dr. Danville, CA 94506	46,611	0.2%	15,537	31,074	0.1%

Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Percentage of Outstanding Common Stock Beneficially Owned Prior to the Offering	Number of Securities Offered	Number of Shares Beneficially Owned After the Offering	Percentage of Outstanding Common Stock Beneficially Owned if all Offered Shares are Sold

Michael D. Carothers 1200 S 4th St., Ste M Las Vegas, NV 89104	7,456	0.0%	2,485	4,971	0.0%

Benjamin G. Carter 2601 E. Street Apt. C Sacramento, CA 95815	7,084	0.0%	2,361	4,723	0.0%

Benjamin Carter 2601 E. Street Apt. C Sacramento, CA 95815	5,592	0.0%	1,864	3,728	0.0%

Charles E. Cashmore 5825 Windstar Las Vegas, NV 89128	4,660	0.0%	1,553	3,107	0.0%

Chuck Cashmore 5825 Windstar Las Vegas, NV 89128	4,660	0.0%	1,553	3,107	0.0%

Vince J. Ciffa	46,611	0.2%	15,537	31,074	0.1%

Dennis Cline & Anna-Marie Cline TEN ENT 1155 Chess Drive, Ste 113 Foster City, CA 94404	18,643	0.1%	6,214	12,429	0.0%

Robert Colton 9051 Opus Dr. Las Vegas, NV 89117	206,278	0.8%	68,759	137,519	0.6%

Eric A. Colton 9051 Opus Dr. Las Vegas, NV 89117	59,503	0.2%	19,834	39,669	0.2%

Stephen H. Colton 9051 Opus Dr. Las Vegas, NV 89117	19,834	0.1%	6,611	13,223	0.1%

Richard T. Connerton 3966 Birghthill Ave. Las Vegas, NV 89128	7,456	0.0%	2,485	4,971	0.0%

James Conway 4045 Gold Coast Dr. Las Vegas, NV 89121	1,117	0.0%	372	745	0.0%

Frank W. Cornett 5880 W. Oquendo Rd. Las Vegas, NV 89118	19,834	0.1%	6,611	13,223	0.1%

Joseph Criscuolo	4,660	0.0%	1,553	3,107	0.0%

Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Percentage of Outstanding Common Stock Beneficially Owned Prior to the Offering	Number of Securities Offered	Number of Shares Beneficially Owned After the Offering	Percentage of Outstanding Common Stock Beneficially Owned if all Offered Shares are Sold

Matthew Cuda 742 South St. Utica, NY 13501	23,305	0.1%	7,768	15,537	0.1%

Thomas J. Culligan III TTEE The Thomas J. Culligan III Trust U/A DTD 09-16-02 3700 S El Camino Real San Mateo, CA 94403	186,444	0.7%	62,148	124,296	0.5%

Deborah J. Culligan TTEE The Deborah J. Culligan Trust U/A DTD 09-16-02 3700 S El Camino Real San Mateo, CA 94403	3,727	0.0%	1,242	2,485	0.0%

Michael F. Dalberth 6645 Golden Creek Way Las Vegas, NV 89108	1,863	0.0%	621	1,242	0.0%

Nick Damato 8317 Monico Valley Ct. Las Vegas, NV 89128	24,703	0.1%	8,234	16,469	0.1%

John A. Dana 5172 Calle Del Norte Phoenix, AZ 85018	2,796	0.0%	932	1,864	0.0%

P. Brent Dana 3501 Arizona Ave. Yuma, AZ 85365	26,412	0.1%	8,804	17,608	0.1%

Aaron J. Dana 2504 Via de Pallon Henderson, NV 89014	558	0.0%	186	372	0.0%

Brittany L. Dana 2504 Via de Pallon Henderson, NV 89014	558	0.0%	186	372	0.0%

Phillip Brent Dana & Wendi Dana JTTEN 2504 Via de Pallon Henderson, NV 89014	18,643	0.1%	6,214	12,429	0.0%

Brent Dana II & Wendi L. Dana JTTEN 2504 Via de Pallon Henderson, NV 89014	6,525	0.0%	2,175	4,350	0.0%

David B. Radden and Anne L. Radden Trust UAD 9/5/1989 452 Carroll Canal Ct. Venice, CA 90291	37,288	0.1%	12,429	24,859	0.1%

Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Percentage of Outstanding Common Stock Beneficially Owned Prior to the Offering	Number of Securities Offered	Number of Shares Beneficially Owned After the Offering	Percentage of Outstanding Common Stock Beneficially Owned if all Offered Shares are Sold

Tabitha Lawrence Davis 492 Convent Ave. #42 New York, NY 10031	931	0.0%	310	621	0.0%

Roger F. Debbaut TWEE Dreven 79 9830 St. Martens Laten	18,643	0.1%	6,214	12,429	0.0%

Barbara Delaney 10 Sandra Road Hillsborough, CA 94010	1,863	0.0%	621	1,242	0.0%

John D. Desarbo 1143 Trinity Ave. Schenectady, NY 12306	931	0.0%	310	621	0.0%

Jack Donovan 920 E. Chula Vista Tucson, AZ 85718	23,305	0.1%	7,768	15,537	0.1%

Bob & Pamela Downey Trust DTD 5/10/95 Bob or Pamela Downey TTEES 4263 Fiore Bella Blvd. Las Vegas, NV 89135	18,643	0.1%	6,214	12,429	0.0%

James W. Duncan Jr. 246 Oak Grove Rd New Hope, AL 35760	5,592	0.0%	1,864	3,728	0.0%

Harvell C. Duncan & Tracey A. Duncan JTTEN 12 Tapadero Lane Las Vegas, NV 89135	37,288	0.1%	12,429	24,859	0.1%

Carol P. Durkin 1160 Morning Sun Way Las Vegas, NV 89110	745	0.0%	248	497	0.0%

Carol P. Durkin C/F Trace A. Kirchner 1160 Morning Sun Way Las Vegas, NV 89110	372	0.0%	124	248	0.0%

Carol P. Durkin C/F Cassidy L. K Kirchner 1160 Morning Sun Way Las Vegas, NV 89110	372	0.0%	124	248	0.0%

Brian Edmonds 981 Old Post Road Fairfield, CT 06430	93,222	0.4%	31,074	62,148	0.2%

Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Percentage of Outstanding Common Stock Beneficially Owned Prior to the Offering	Number of Securities Offered	Number of Shares Beneficially Owned After the Offering	Percentage of Outstanding Common Stock Beneficially Owned if all Offered Shares are Sold

Nickie Edwards TOD Norm Pool 2800 Keller Dr. Apt. 203 Tustin, CA 92782-1024	37,288	0.1%	12,429	24,859	0.1%

Jerry Englel 700 Point Chartrain Dr. Las Vegas, NV 89145	60,594	0.2%	20,198	40,396	0.2%

Engel Mgmt Ltd MPPP Jerry Engel TTEE 700 Point Chartrain Dr. Las Vegas, NV 89145	23,305	0.1%	7,768	15,537	0.1%

Jim Eubanks 106 Columbia Rd. Thousand Oaks, CA 91360	5,592	0.0%	1,864	3,728	0.0%

Peter L Evans	83,899	0.3%	27,966	55,933	0.2%

Peter Fanara 9523 Palini Ct Las Vegas, NV 81923	4,660	0.0%	1,553	3,107	0.0%

Jonathon Farren 10405 Santa Crista Las Vegas, NV 89129	4,660	0.0%	1,553	3,107	0.0%

Lynn Fitzpatrick 2421 Lake Pancoast Dr. #3A Miami Beach, FL 33140	9,321	0.0%	3,107	6,214	0.0%

Matthew Fleming 9213 Magic Flower Ave. Las Vegas, NV 89134	18,643	0.1%	6,214	12,429	0.0%

Paul Jeffery Frichette 7901 Purple Mountain Ave Las Vegas, NV 89131	931	0.0%	310	621	0.0%

Mary L. Galindo & Cesar Galindo JTTEN 45181 Lorna Pl. Las Vegas, NV 89128	9,916	0.0%	3,305	6,611	0.0%

Keith E. Galliher, Jr. Linda Lee Galliher JTROS 8609 Titleist Cir. Las Vegas, NV 89117	26,101	0.1%	8,700	17,401	0.1%

Keith Galliher Jr.	2,460	0.0%	820	1,640	0.0%

Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Percentage of Outstanding Common Stock Beneficially Owned Prior to the Offering	Number of Securities Offered	Number of Shares Beneficially Owned After the Offering	Percentage of Outstanding Common Stock Beneficially Owned if all Offered Shares are Sold

Barbara Georges 3009 Plaza de Monte Las Vegas, NV 89102	931	0.0%	310	621	0.0%

Gerald Gess & Gertrude Gess JTROS 6225 Coldwater Canyon N. Hollywood, CA 91606	74,577	0.3%	24,859	49,718	0.2%

Harry Gibbs 315 Heather Ave. Henderson, NV 89030	9,321	0.0%	3,107	6,214	0.0%

Rose Gibson 184 River St. Troy, NY 12180	1,398	0.0%	466	932	0.0%

James E. Goodman 5275 S. Arville-Ste. 104 Las Vegas, NV 89108	932,220	3.7%	310,740	621,480	2.5%

Candy L. Goodman 1854 S. Beverly Glen #205 Los Angeles, CA 90025	4,660	0.0%	1,553	3,107	0.0%

Patricia Gorelangton & Mike Gorelangton JTTEN 10172 County Road 132 Celina, TX 75009	2,796	0.0%	932	1,864	0.0%

Jeff Groll & Cherie Groll JTTEN 9851 S. Riggs Cir. Sandy, UT 84092	74,577	0.3%	24,859	49,718	0.2%

Gerry K. Grotenhuis 19361 Brookhurst St. #193 Huntington Beach, CA 92646	149,154	0.6%	49,718	99,436	0.4%

John T. Gumbs 1160 Morning Sun Way Las Vegas, NV 89110	372	0.0%	124	248	0.0%

Marty Hall Las Vegas, NV 89139	93,222	0.4%	31,074	62,148	0.2%

Hall 1991 Unitrust Gloria M Hall TTEE 60552 Elkai Woods Dr. Bend, OR 97702	23,305	0.1%	7,768	15,537	0.1%

Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Percentage of Outstanding Common Stock Beneficially Owned Prior to the Offering	Number of Securities Offered	Number of Shares Beneficially Owned After the Offering	Percentage of Outstanding Common Stock Beneficially Owned if all Offered Shares are Sold

Ronald L. Hansen 1066 Valley View Dr. Las Vegas, NV 89109	55,932	0.2%	18,644	37,288	0.1%

Steven D. Hardesty 101 Hollyhock Las Vegas, NV 89107	4,660	0.0%	1,553	3,107	0.0%

Billie Harris 4375 E. Sunset Rd., Apt. 112 Henderson, NV 89014	2,982	0.0%	994	1,988	0.0%

Martha Harris Gordon 1619 Whitemesa Ct. Henderson, NV 89074	18,643	0.1%	6,214	12,429	0.0%

George L. Hartwick 8236 Fawnbrook Las Vegas, NV 89149	60,594	0.2%	20,198	40,396	0.2%

Kimberly Havins	64,654	0.3%	21,551	43,103	0.2%

Billie Havins Trustee Albee Family Estate Trust DTD 10/16/90 2257 Goshen Ave. Clovis, CA 93611	11,185	0.0%	3,728	7,457	0.0%

Shelia Hawkins & Truman Hawkins JTTEN 5413 Del Monte Las Vegas, NV 89146	1,863	0.0%	621	1,242	0.0%

Boyce Head 831 Manor Shores Rd. Henderson, NV 89015	93,222	0.4%	31,074	62,148	0.2%

Charles H. Hemstreet & Beverly Hemstreet JTTEN 2236 Shawnee Ct. Ft. Collins, CO 80525	37,288	0.1%	12,429	24,859	0.1%

Mark T. Hoffman 2121 E. Warm Springs Rd., Ste 2034 Las Vegas, NV 89119	13,050	0.0%	4,350	8,700	0.0%

Patrick J. Horner Jr. 3401 Vista Spring Way N. Las Vegas, NV 89031	4,957	0.0%	1,652	3,305	0.0%

Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Percentage of Outstanding Common Stock Beneficially Owned Prior to the Offering	Number of Securities Offered	Number of Shares Beneficially Owned After the Offering	Percentage of Outstanding Common Stock Beneficially Owned if all Offered Shares are Sold

Kathy James & Chester James JTTEN 418 Trace Way Dr. Montgomery, TX 77356	46,611	0.2%	15,537	31,074	0.1%

Franita P. Johnson 3181 Quail Run Rd. Pahrump, NV 89048	1,117	0.0%	372	745	0.0%

Robert E. Jones & Jacqueline A. Dauk JTWROS 94-1017 Halepuna St. Waipahu, HI 96797	7,456	0.0%	2,485	4,971	0.0%

Robert E. Jones & Jackie A Dauk JTWROS 94-1017 Halepuna St. Waipahu, HI 96797	3,727	0.0%	1,242	2,485	0.0%

Rodney E. Jones & Janet I. Jones JTWROS PO Box 1303 Portola, CA 96122	9,321	0.0%	3,107	6,214	0.0%

Vanessa Maree Kammuller 1471 Drake Ave. Burlington, CA 94010	1,863	0.0%	621	1,242	0.0%

Brian Keenan 30 E. Huron St. Apt. 3809 Chicago, IL 60611	27,966	0.1%	9,322	18,644	0.1%

Krista Kelly 9550 W. Sahara #1006 Las Vegas, NV 89117	9,321	0.0%	3,107	6,214	0.0%

Karen M. Killpack 527 E. Hollow Creek Rd. Draper, UT 94020	9,321	0.0%	3,107	6,214	0.0%

Kiney Family LLC Larry J. Kiney 9910 Orient Express Ct. Las Vegas, NV 89145	9,321	0.0%	3,107	6,214	0.0%

Larry J. Kiney	9,321	0.0%	3,107	6,214	0.0%

Robert T. Knott Jr. 601 E. Charleston Blvd. Las Vegas, NV 89104	2,796	0.0%	932	1,864	0.0%

Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Percentage of Outstanding Common Stock Beneficially Owned Prior to the Offering	Number of Securities Offered	Number of Shares Beneficially Owned After the Offering	Percentage of Outstanding Common Stock Beneficially Owned if all Offered Shares are Sold

Gretchen Kuglin & Eric Kuglin JTTEN 25442 Bayes St. Lake Forest, CA 92630	74,577	0.3%	24,859	49,718	0.2%

Larry Kurofsky & Tabitha Kurofsky JTROS 1350 Town Center Dr. #2044 Las Vegas, NV 89134	9,321	0.0%	3,107	6,214	0.0%

Richard Langlois 7442 Thornsby Court Las Vegas, NV 89120	9,321	0.0%	3,107	6,214	0.0%

Frank D. Larsen 7174 Abeyville Dr. Las Vegas, NV 89119	5,949	0.0%	1,983	3,966	0.0%

John Larson & Debra Larson JTTEN 7915 Bayside Dr. Ft. Collins, CO 80528	37,288	0.1%	12,429	24,859	0.1%

Las Vegas Venture Fund 1 LLC 1613 Night Wind Dr. Las Vegas, NV 89117	93,222	0.4%	31,074	62,148	0.2%

William W. Lattin PO Box 15585 Las Vegas, NV 89114	19,834	0.1%	6,611	13,223	0.1%

Ron Lurie	4,324	0.0%	1,441	2,883	0.0%

William H. Lennon 3045 Roundwood Road Hunting Valley, OH 44022	93,222	0.4%	31,074	62,148	0.2%

John Leonard 7657 Boca Raton Las Vegas, NV 89113	10,254	0.0%	3,418	6,836	0.0%

Marc Loveman 10710 Music St Newbury, CT 44065	37,288	0.1%	12,429	24,859	0.1%

Ron Lurie & Beverly Lurie JTTEN 10433 Shoalhaven Dr. Las Vegas, NV 89134	5,592	0.0%	1,864	3,728	0.0%

Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Percentage of Outstanding Common Stock Beneficially Owned Prior to the Offering	Number of Securities Offered	Number of Shares Beneficially Owned After the Offering	Percentage of Outstanding Common Stock Beneficially Owned if all Offered Shares are Sold

Eleanor Luire & Arthur Lurie JTTEN 557 Bonita Las Vegas, NV 89104	4,660	0.0%	1,553	3,107	0.0%

Diane Lynch 232 Honeywood St. Henderson, NV 89014	46,611	0.2%	15,537	31,074	0.1%

Michael Martin 43 Reber St. Albany, NY 12205	186	0.0%	62	124	0.0%

David Mason 1128 S. Rancho Blvd. Las Vegas, NV 89102	18,643	0.1%	6,214	12,429	0.0%

Kenneth L. Maul 1613 Night Wind Dr. Las Vegas, NV 89117	1,467,636	5.8%	489,212	978,424	3.9%

Betty McCubbin 1900 Mountain Hills Ct. #106 Las Vegas, NV 89128	2,982	0.0%	994	1,988	0.0%

Kareem McMillan 492 Convent Ave. #42 New York, NY 10031	465	0.0%	155	310	0.0%

Daniel J. Mertens 486 Woodward Dr. Fremont, CA 94536	9,321	0.0%	3,107	6,214	0.0%

Karl J. Mitchell 1031 Chaplet Ct. Henderson, NV 89074	931	0.0%	310	621	0.0%

Kathleen Culligan Mogavero 1045 Woodland Dr. Hillsborough, CA 94010	3,727	0.0%	1,242	2,485	0.0%

Raymond Mondora 9112 Prospectors Cove Dr. Las Vegas, NV 89117	61,525	0.2%	20,508	41,017	0.2%

Holly A. Geyer 384 Puritan Ave. Birmingham, MI 48009	61,525	0.2%	20,508	41,017	0.2%

William Moore 2612 Mason Ave. Las Vegas, NV 89102	93,222	0.4%	31,074	62,148	0.2%

Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Percentage of Outstanding Common Stock Beneficially Owned Prior to the Offering	Number of Securities Offered	Number of Shares Beneficially Owned After the Offering	Percentage of Outstanding Common Stock Beneficially Owned if all Offered Shares are Sold

William Moore 1991 Family Trust 2612 Mason Ave. Las Vegas, NV 89102	87,519	0.4%	29,173	58,346	0.2%

William M. Moore 19912 Family Trust 2612 Mason Ave. Las Vegas, NV 89102	69,916	0.3%	23,305	46,611	0.2%

Dennis L. Moreau & Olga S Moreau JTWROS 4410 Shortleaf St. Las Vegas, NV 89119	18,643	0.1%	6,214	12,429	0.0%

James B. Morris 2400 Las Vegas Blvd. So. Las Vegas, NV 89104	37,288	0.1%	12,429	24,859	0.1%

James B. Morris 2400 Las Vegas Blvd., So Las Vegas, NV 89104	23,305	0.1%	7,768	15,537	0.1%

Kelly Murdock 244 Cliff Dr. #2 Laguna Beach, CA 92651	4,957	0.0%	1,652	3,305	0.0%

Gregory Michael Murphy 1080 School House Ct. Henderson, NV 89015	2,236	0.0%	745	1,491	0.0%

Sunny Nealy 47 Court St. Saratoga Springs, NY 12866	18,643	0.1%	6,214	12,429	0.0%

Michael E. O’Brien 1160 Morning Sun Way Las Vegas, NV 89110	9,694	0.0%	3,231	6,463	0.0%

Michael E. O’Brien C/F Emily J. Poole 1160 Morning Sun Way Las Vegas, NV 89110	372	0.0%	124	248	0.0%

Michael E. O’Brien C/F Olivia J. Poole 1160 Morning Sun Way Las Vegas, NV 89110	372	0.0%	124	248	0.0%

Michael E. O’Brien C/F Lindsay A. Sanders 1160 Morning Sun Way Las Vegas, NV 89110	372	0.0%	124	248	0.0%

Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Percentage of Outstanding Common Stock Beneficially Owned Prior to the Offering	Number of Securities Offered	Number of Shares Beneficially Owned After the Offering	Percentage of Outstanding Common Stock Beneficially Owned if all Offered Shares are Sold

Michael E. O’Brien C/F Ryan J. Sanders 1160 Morning Sun Way Las Vegas, NV 89110	372	0.0%	124	248	0.0%

John D. O’Brien 700 S. 7th St. Las Vegas, NV 89101	93,222	0.4%	31,074	62,148	0.2%

Kareen Culligan Paine 135 Lakewood Circle San Mateo, CA 94402	1,863	0.0%	621	1,242	0.0%

David Pearl 3551 Freedom Ave. Las Vegas, NV 89121	12,099	0.0%	4,033	8,066	0.0%

Lou Pearl	2,776	0.0%	925	1,851	0.0%

Aldolfo Perez	931	0.0%	310	621	0.0%

Noelly Perez PO Box 3847 Schenectady, NY 12303	1,398	0.0%	466	932	0.0%

Pershing LLC PO Box 2050 Jersey City, NJ 07303	46,611	0.2%	15,537	31,074	0.1%

Pershing LLC as Custodian IRA FBO Marc Loveman 10710 Music St. Newbury, OH 44065	97,882	0.4%	32,627	65,255	0.3%

Carley E. Pflueger 4565 Brighton Dr. Las Vegas, NV 89121	4,660	0.0%	1,553	3,107	0.0%

Harold D. Pierce c/o Guardian Contracts 700 SW Hampton-Ste 221 Tigard, OR 97223	745	0.0%	248	497	0.0%

Carmen Pirela 564 Jacob St. Troy, NY 12180	2,796	0.0%	932	1,864	0.0%

Norm Pool 2800 Keller Dr. #230 Tustin, CA 92782	37,288	0.1%	12,429	24,859	0.1%

Norman F. Pool 2800 Keller #232 Tustin, CA 92782	111,865	0.4%	37,288	74,577	0.3%

Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Percentage of Outstanding Common Stock Beneficially Owned Prior to the Offering	Number of Securities Offered	Number of Shares Beneficially Owned After the Offering	Percentage of Outstanding Common Stock Beneficially Owned if all Offered Shares are Sold

Norm Pool TOD Nickie Edwards 2800 Keller #232 Tustin, CA 92782	37,288	0.1%	12,429	24,859	0.1%

Anthony Profeta	4,660	0.0%	1,553	3,107	0.0%

David B. Radden & Anne L. Radden Trust UAD 09/05/89 452 Carroll Canal Ct. Venice, CA 90291	74,577	0.3%	24,859	49,718	0.2%

Elizabeth L. Ramey 664 Almondale Ave. Las Vegas, NV 89123	27,966	0.1%	9,322	18,644	0.1%

Shawn Reed 34 Locust Grove Rd. Saratoga Springs, NY 12866	46,611	0.2%	15,537	31,074	0.1%

Jack A. Rikess 4754 El Escorial Dr. Las Vegas, NV 89121	27,966	0.1%	9,322	18,644	0.1%

Michael T. Ritter 7600 Windswept St. Las Vegas, NV 89131	12,118	0.0%	4,039	8,079	0.0%

Jack Roddy 1288 NY Route 7 Troy, NY 12180	83,899	0.3%	27,966	55,933	0.2%

Wallace D. Rodecker & Ghislaine D. Rodecker JTTEN 6211 E. 6th St. Long Beach, CA 90803	37,288	0.1%	12,429	24,859	0.1%

Ron Rodecker & Katherine Rodecker JTTEN 3135 Mountain View Laguna Beach, CA 92651	74,577	0.3%	24,859	49,718	0.2%

Richard Rosenheim PO Box 04 Blue Diamond, NV 89004	4,660	0.0%	1,553	3,107	0.0%

Thomas Ross Trustee of The Thomas Ross Declaration of Trust DTD 01-16-2002 748 Buena Vista Way Laguna Beach, CA 92651	17,533	0.1%	5,844	11,689	0.0%

Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Percentage of Outstanding Common Stock Beneficially Owned Prior to the Offering	Number of Securities Offered	Number of Shares Beneficially Owned After the Offering	Percentage of Outstanding Common Stock Beneficially Owned if all Offered Shares are Sold

Russell R. Roth 4000 W. Ali Baba Ln., Ste. D Las Vegas, NV 89118	105,340	0.4%	35,113	70,227	0.3%

Nick Russo 2840 Albrook Circle Las Vegas, NV 89107	45,678	0.2%	15,226	30,452	0.1%

Nicholas Mario Russo 2840 Albrook Circle Las Vegas, NV 89107	4,660	0.0%	1,553	3,107	0.0%

Dominick Joseph Russo 2840 Albrook Circle Las Vegas, NV 89107	4,660	0.0%	1,553	3,107	0.0%

Thomas C. Salino 224 Marquinta – Unit #2 San Clemente, CA 92672	7,933	0.0%	2,644	5,289	0.0%

Linda Santia PO Box 22 Troy, NY 12181	9,321	0.0%	3,107	6,214	0.0%

Joseph J. Scarfi 1854 S. Beverly Glen Los Angeles, CA 90025	46,611	0.2%	15,537	31,074	0.1%

Stephen F. Schuermann & Robin L. Schuermann JTWROS 4920 Wiltondale Way Las Vegas, NV 89130	931	0.0%	310	621	0.0%

Elaine Shaw 252 Convention Center Dr. Las Vegas, NV 89109	1,491	0.0%	497	994	0.0%

Michael Sitt & Emire Sitt JTTEN 2022 Waverly Circle Henderson, NV 89014	18,643	0.1%	6,214	12,429	0.0%

Rose Mary Smith 252 Convention Center Dr. Las Vegas, NV 89109	898	0.0%	299	599	0.0%

Rafaella Valenti Smith 704 Sabel Ridge Ln. Grapevine, TX 76051	931	0.0%	310	621	0.0%

Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Percentage of Outstanding Common Stock Beneficially Owned Prior to the Offering	Number of Securities Offered	Number of Shares Beneficially Owned After the Offering	Percentage of Outstanding Common Stock Beneficially Owned if all Offered Shares are Sold

Dottie L. Smith 42530 Birch Lane Old Station, CA 96071	1,863	0.0%	621	1,242	0.0%

Kevin Cark Smith & Leanne F. Smith JTTEN 43563 Firestone Pl. Leesburg, VA 20179	139,833	0.6%	46,111	93,222	0.4%

Sponsored Technologies Group LLC PO Box 609 Ridgefield, WA 98642	93,222	0.4%	31,074	62,148	0.2%

Kenneth C. Sprenkle 704 Eaglewood Dr. Las Vegas, NV 89144	14,914	0.0%	4,971	9,943	0.0%

Lincoln F. Stock	14,875	0.0%	4,958	9,917	0.0%

Diahanna Stover 5275 S. Arville, Ste. 104 Las Vegas, NV 89108	32,626	0.1%	10,875	21,751	0.1%

James Stresing 3117 Autumn Leaf Ct. Las Vegas, NV 89108	4,660	0.0%	1,553	3,107	0.0%

Kelly Summerhill 694 Marina Dr. Boulder City, NY 89005	109,585	0.4%	36,527	73,058	0.3%

James J. Taranto II 1031 Chaplet Ct. Henderson, NV 89074	2,329	0.0%	776	1,553	0.0%

Tony Tegano 208 Tesero Las Vegas, NV 89134	46,611	0.2%	15,537	31,074	0.1%

The Crossing Christian Church 4955 S. Durango Road Ste. 209 Las Vegas, NV 89133	1,863	0.0%	621	1,242	0.0%

The Slitz Family Trust 2829 Highsail Ct. Las Vegas, NV 89117	93,222	0.4%	31,074	62,148	0.2%

Salvatore Tripi 813 Bijac St. Las Vegas, NV 89128	4,660	0.0%	1,553	3,107	0.0%

Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Percentage of Outstanding Common Stock Beneficially Owned Prior to the Offering	Number of Securities Offered	Number of Shares Beneficially Owned After the Offering	Percentage of Outstanding Common Stock Beneficially Owned if all Offered Shares are Sold

Raymond C. Ulley & Lois Brown JTTEN 443 Golden State St. Henderson, NV 89012	7,456	0.0%	2,485	4,971	0.0%

Alfred A. Ursillo & Sally M. Ursillo JTTEN 111 West 3rd Ave. #108 San Mateo, CA 94402	1,863	0.0%	621	1,242	0.0%

Jose A. Valdez 2320 Ashwell Ct N. Las Vegas, NV 89032	3,727	0.0%	1,242	2,485	0.0%

Mark Valenti 5375 Lonesome Biker Ln. Las Vegas, NV 89113	976,813	3.9%	325,604	651,209	2.6%

Terry Valenti 22935 Hilandale Ln. Kildeer, IL 60047	18,643	0.1%	6,214	12,429	0.0%

Clifford Valenti 8413 Credos Ct. Alexandria, VA 22309	931	0.0%	310	621	0.0%

Lorraine Valenti 2078 Calandria Ave. Las Vegas, NV 89123	46,611	0.2%	15,537	31,074	0.1%

Tom Valentine 116 Cresent St. Saratoga Springs, NY 12866	55,932	0.2%	18,644	37,288	0.1%

Robert J. Vincent c/o Michael E. O’Brien 1160 Morning Sun Way Las Vegas, NV 89110	678	0.0%	226	452	0.0%

Allen D. Vogel 861 Vegas Valley Dr. Las Vegas, NV 89109	18,643	0.1%	6,214	12,429	0.0%

Pam Waring 72 Union Ave. Saratoga Springs, NY 12866	46,611	0.2%	15,537	31,074	0.1%

Mike Webb 1110 New Haven Ave. #116 Milford, CT 06460	46,611	0.2%	15,537	31,074	0.1%

Cullen West 293 Cameron Hill Ct. Henderson, NV 89074	4,660	0.0%	1,553	3,107	0.0%

Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Percentage of Outstanding Common Stock Beneficially Owned Prior to the Offering	Number of Securities Offered	Number of Shares Beneficially Owned After the Offering	Percentage of Outstanding Common Stock Beneficially Owned if all Offered Shares are Sold

Barry Wilkinson PO Box 780 Placerville, CA 95667	55,932	0.2%	18,644	37,288	0.1%

Thomas Willer 43 Pheasant Ridge Rd. Henderson, NV 89014	9,321	0.0%	3,107	6,214	0.0%

Loren Willman 3385 W. Agate Ave. Las Vegas, NV 89139	219,171	0.9%	73,055	146,116	0.6%

Mike Willman & Patty Willman JTTEN 409 Flicker Ft. Collins, CO 80526	913,575	3.6%	304,525	609,050	2.4%

Loren Willman & Lauren Almond JTTEN 3385 W. Agate Ave. Las Vegas, NV 89139	4,324,682	16.4%	1,441,526	2,883,156	11.6%

Martin S. Winick 1350 W. Horizon Ridge Pkwy, Apt. 2822 Henderson, NV 89014	93,222	0.4%	31,074	62,148	0.2%

Marie Winzenried 3760 Broadriver Dr. Las Vegas, NV 89108	19,576	0.1%	6,525	13,051	0.1%

Robert Winzenried 875 W36004 Wilton Rd. Eagle, WI 53119	18,643	0.1%	6,214	12,429	0.0%

Guy Winzenried 2231 Pummel Rd. Ruanke, VA 24018	18,643	0.1%	6,214	12,429	0.0%

James D. Woodall Jr. Kristen R. Woodall JTROS 1112 Lynch Rd. Selma, NC 27576	9,321	0.0%	3,107	6,214	0.0%

James D. Woodall Jr. Kristen R. Woodall JTROS 1112 Lynch Rd. Selma, NC 27576	3,727	0.0%	1,242	2,485	0.0%

PLAN OF DISTRIBUTION

The selling stockholders, their pledgees, donees, transferees or other successors in interest, may from time to time sell shares of our common stock directly to purchasers or indirectly to or through underwriters, broker-dealers or agents. The selling stockholders may sell all or part of their shares in one or more transactions at fixed prices, varying prices, prices at or related to the then-current market price or at negotiated prices. The selling stockholders will determine the specific offering price of the shares from time to time that, at that time, may be higher or lower than the market price of our common stock quoted on the OTC Bulletin Board.

The selling stockholders and any underwriters, broker-dealers or agents participating in the distribution of the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any profit from the sale of such shares by the selling stockholders and any compensation received by any underwriter, broker-dealer or agent may be deemed to be underwriting discounts under the Securities Act. The selling stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

The method by which the selling stockholders, or their pledgees, donees, transferees or other successors in interest, may offer and sell their shares may include, but are not limited to, the following:

•	sales on the over-the-counter market, or other securities exchange on which the common stock is listed at the time of sale, at prices and terms then prevailing or at prices related to the then-current market price;

•	sales in privately negotiated transactions;

•	sales for their own account pursuant to this prospectus;

•	through the writing of options, whether such options are listed on an options exchange or otherwise through the settlement of short sales;

•	cross or block trades in which broker-dealers will attempt to sell the shares as agent, but may position and resell a portion of the block as a principal in order to facilitate the transaction;

•	purchases by broker-dealers who then resell the shares for their own account;

•	brokerage transactions in which a broker solicits purchasers;

•	any combination of these methods of sale; and

•	any other method permitted pursuant to applicable law.

Any shares of common stock covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The shares of our common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states, the shares of our common stock may not be sold unless they have been registered or qualified for sale or the sale is entitled to an exemption from registration.

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

To the extent required by a particular offering, we will set forth in a prospectus supplement or, if appropriate, a post-effective amendment, the terms of such offering, including among other things, the number of shares of common stock to be sold, the public offering price, the names of any underwriters, dealers or agents and any applicable commissions or discounts. In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholder and any underwriter, broker-dealer or agent regarding the sale of shares of our common stock by the selling stockholders.

The selling stockholders will pay all fees, discounts and brokerage commissions in connection with any sales, including any fees to finders. We will pay all expenses of preparing and reproducing this prospectus, including expenses or compliance with state securities laws and filing fees with the SEC.

Under applicable rules and regulations under Regulation M under the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market making activities, subject to certain exceptions, with respect to the common stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and with limiting the foregoing, the selling stockholders will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the common stock by selling stockholders. The foregoing may affect the marketability of the common stock offered hereby.

Each selling stockholder may be deemed to be an “underwriter” as such term is defined in the Securities Act, and any commissions paid or discounts or concessions allowed to any such person and any profits received on resale of the securities offered hereby may be deemed to be underwriting compensation under the Securities Act.

Our common stock is quoted on the OTC Bulletin Board under the symbol “CGZT.”

There can be no assurance that any selling stockholders will sell any or all of the common stock pursuant to this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

LEGAL MATTERS

The validity of the shares of our common stock will be passed upon for us by Locke Liddell & Sapp LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Cotelligent as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference in this registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

COTELLIGENT, INC.

PROSPECTUS

Common Stock

($0.01 per share par value)

June 25, 2004

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The fees and expenses payable by us in connection with the issuance and distribution of the common stock of Cotelligent Inc. (the “Company”) registered hereunder are as follows:

Securities and Exchange Commission registration fee	$	N/A
*Legal fees and expenses		$12,500
*Accounting fees and expenses		$10,250

Total		$22,750

*	Estimated

The selling stockholders have not paid any portion of the registration expenses.

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. Cotelligent. maintains policies insuring its and its subsidiaries’ officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

Cotelligent’s Certificate of Incorporation, as amended, eliminates in certain circumstances the monetary liability of directors of Cotelligent for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (1) for a breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law); or (4) for transactions from which the director derived an improper personal benefit.

Article IV of Cotelligent’s Amended and Restated Bylaws provides that the corporation will indemnify its present and former directors, officers, employees and agents against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable to the corporation unless the court determines that indemnification is appropriate. Article Eight of the Certificate of Incorporation expressly provides that the power to indemnify authorized thereby and is not exclusive of any rights granted to present and former director and officer, under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

The Certificates of Incorporation of Cotelligent provide for the corporation to indemnify its officers and directors to the fullest extent permitted by Delaware law.

Directors and Officers Liability Insurance

Cotelligent has purchased directors and officers liability insurance that would indemnify the directors and officers of Cotelligent against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such.

General

The above discussion of the organizational document of Cotelligent and Delaware law is not intended to be exhaustive and is qualified in its entirety by such organizational documents and law.

With respect to possible indemnification of directors, officers and controlling persons of Cotelligent for liabilities arising under the Securities Act pursuant to such provisions, Cotelligent is aware that the Securities and Exchange Commission has publicly taken the position that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.	Exhibits

2.1*	Agreement and Plan of Merger, dated as of November 24, 2003, among Cotelligent, Inc., Watchit Media USA, Inc., On-Site Media Inc. and Certain of the Stockholders of On-Site Media, Inc. The copy incorporated by reference does not include the schedules to the Agreement and Plan of Merger as listed in the table of contents thereto. The Registrant undertakes to furnish any such schedules to the Commission upon its request.

2.2*	Side Letter effective as of November 24, 2003, among Cotelligent, Inc. and On-Site Media, Inc. assigning Recency Media USA, Inc.’s rights under the Agreement and Plan of Merger and Business Development Agreement to Watchit Media USA, Inc.

4.1	Form of certificate evidencing ownership of Common Stock of Cotelligent, Inc. (Incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1 (File No. 33-80267), effective February 9, 1996)

4.2	Rights Agreement, dated as of September 24, 1997, between Cotelligent, Inc. and BankBoston, N.A. (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K (File No. 0-27412) filed with the SEC on September 24, 1997)

4.3	Amendment No. 1 to Rights Agreement, dated June 13, 2002, amending Rights Agreement, dated as of September 24, 1997, between Cotelligent, Inc. and BankBoston, N.A. (Incorporated by reference to Exhibit 4 of the Company’s Current Report on Form 8-K (File No. 0-27412), filed with the SEC on June 13, 2002)

4.4*	Form of Warrant

5.0*	Opinion of Locke Liddell & Sapp LLP Legal Counsel of the Registrant

23.1	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney — Cotelligent, Inc. (included on signature page)

*	Incorporated by reference to the Registrant’s Registration Statement on Form S-4/A (File No. 333-111550) filed on February 3, 2004.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and duly caused this Post-Effective Amendment on Form S-3 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on June 25, 2004.

COTELLIGENT, INC.

By:	/s/ JAMES R. LAVELLE
James R. Lavelle Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints JAMES R. LAVELLE and CURTIS J. PARKER, each as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment on Form S-3 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ JAMES R. LAVELLE James R. Lavelle	Chairman of the Board and, Chief Executive Officer (Principal Executive Officer)	June 25, 2004

/s/ CURTIS J. PARKER Curtis J. Parker	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary (Principal Financial Officer)	June 25, 2004

Anthony M. Frank	Director

/s/ HARLAN P. KLEIMAN Harlan P. Kleiman	Director	June 25, 2004

Debra J. Richardson	Director

/s/ TONY VICKERS Tony Vickers	Director	June 25, 2004

INDEX TO EXHIBITS

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of November 24, 2003, among Cotelligent, Inc., Watchit Media USA, Inc., On-Site Media Inc. and Certain of the Stockholders of On-Site Media, Inc. The copy incorporated by reference does not include the schedules to the Agreement and Plan of Merger as listed in the table of contents thereto. The Registrant undertakes to furnish any such schedules to the Commission upon its request.

2.2*	Side Letter effective as of November 24, 2003, among Cotelligent, Inc. and On-Site Media, Inc. assigning Recency Media USA, Inc.’s rights under the Agreement and Plan of Merger and Business Development Agreement to Watchit Media USA, Inc.

4.1	Form of certificate evidencing ownership of Common Stock of Cotelligent, Inc. (Incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1 (File No. 33-80267), effective February 9, 1996)

4.2	Rights Agreement, dated as of September 24, 1997, between Cotelligent, Inc. and BankBoston, N.A. (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K (File No. 0-27412) filed with the SEC on September 24, 1997)

4.3	Amendment No. 1 to Rights Agreement, dated June 13, 2002, amending Rights Agreement, dated as of September 24, 1997, between Cotelligent, Inc. and BankBoston, N.A. (Incorporated by reference to Exhibit 4 of the Company’s Current Report on Form 8-K (File No. 0-27412), filed with the SEC on June 13, 2002)

4.4*	Form of Warrant

5.0*	Opinion of Locke Liddell & Sapp LLP Legal Counsel of the Registrant

23.1	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney — Cotelligent, Inc. (included on signature page)

*	Incorporated by reference to the Registrant’s Registration Statement on Form S-4/A (File No. 333-111550) filed on February 3, 2004.